Exhibit 10.20

GRACO INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN (2006)

EXECUTIVE OFFICER

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) is made as of the ____ day of _____________________, between Graco Inc., a Minnesota corporation (the “Company”), and «Name» (the “Employee”) pursuant to the Graco Inc. Amended and Restated Stock Incentive Plan (2006) (the “Plan”). All capitalized terms have the meanings set forth in the Plan, as it may be amended from time to time, unless otherwise specifically provided. All references to specified sections pertain to sections in this Restricted Stock Agreement, unless otherwise specifically provided.

WHEREAS, the Management Organization and Compensation Committee (the “Committee”) has been designated by the Board of Directors (the “Board”) to administer the Plan and in this capacity is authorized to award to executive officers and key employees stock-based awards, including options and restricted stock;

WHEREAS, the Committee has determined that the Employee is eligible to receive an award under the Plan; and

WHEREAS, the Committee has determined that it would be in the best interest of the Company to make an award of restricted stock to the Employee to provide further incentive to the Employee to continue his service to the Company and to more closely align his interests with those of the shareholders.

NOW THEREFORE, the Company makes an award of restricted stock to Employee under the terms, conditions and restrictions set forth in this Agreement and the Plan.

1.	Award.

a.

The Company hereby grants to Employee, effective the date of this Agreement (the “Date of Grant”) an award (the “Award”) of «Shares» Common Shares, $1.00 par value, of the Company (“Shares”). These Shares are subject to the restrictions, terms and conditions set forth in this Agreement, and while subject to the restrictions and risk of forfeiture hereunder are referred to collectively as the “Restricted Shares,” and each Share individually as a “Restricted Share.”

b.

Certificates representing the Restricted Shares and bearing the legend specified in Section 1d shall be issued in the name of the Employee and held by the Secretary of the Company until such Restricted Shares vest as provided herein. The Secretary will issue a receipt to Employee evidencing the certificates held by him/her. While the certificates representing the Restricted Shares are held by the Company, Employee will provide to the Company assignments separate from such certificates, in blank, signed by Employee to be held by the Company during the Period of Restriction, as defined in Section 2a below.

c.

Except as otherwise provided in this Agreement, Employee shall be entitled to exercise all rights of a shareholder of the Company with respect to the Restricted Shares, including the right to vote the Restricted Shares and the right to receive cash dividends thereon (subject to applicable tax withholding).

d.	Each stock certificate evidencing Restricted Shares shall bear the following legend:

This Certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture, restrictions against transfer and rights of repurchase, if applicable) contained in the Restricted Stock Award Agreement (the “Agreement”) between the registered owner of the shares and the Company. Release from such terms and conditions shall be made only in accordance with the provisions of the Agreement, a copy of which is on file in the office of the Company’s secretary.

e.

As soon as practicable following the expiration of the Period of Restriction applicable to each Restricted Share, the Company shall cause a book entry to be made in the records of the Company’s transfer agent to reflect the issuance of the Share to the Employee without any restriction. The Company shall provide notice to Employee that the applicable book entry adjustment has been made.

2.	Vesting.

a.

Subject to the forfeiture provisions of Sections 3 and 4 of this Agreement, any restrictions on the Restricted Shares shall lapse and the Restricted Shares granted shall vest in the percentages and on the dates specified in the Vesting Schedule below. The period from the Date of Grant until the vesting of each Share shall be known as the Period of Restriction. Notwithstanding this Section 2, any restrictions on the Restricted Shares shall lapse and all Restricted Shares granted herein shall vest immediately upon the occurrence of a Change in Control of the Company, as defined in Appendix A to this Agreement.

b.	Vesting Schedule:

Vesting Date	Portion of Award Vested

Third Anniversary of Date of Grant	100%

Provided that no part of the Award has been forfeited, 100% of the Award shall be vested on the third anniversary of the Date of Grant.

c.

All restrictions set forth in this Agreement shall apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share. Unless otherwise permitted by the Committee in accordance with the terms of the Plan, the Restricted Shares may not be assigned or transferred other than by will or the laws of descent and distribution and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Each Restricted Share will remain restricted and subject to forfeiture to the Company, unless and until the Restricted Share has vested in Employee in accordance with all of the terms and conditions of this Agreement.

d.	The Committee may, in its sole discretion, declare at any time that the Restricted Shares are fully vested and free of all restrictions.

3.	Effect of Termination of Employment.

a.

If Employee’s employment terminates for any reason other than Employee’s gross and willful misconduct (as defined in Section 3b), death, or disability (as defined in Section 3d), then, subject to Section 3c, any Restricted Shares remaining unvested shall be forfeited.

b.

If Employee’s employment terminates by reason of Employee’s gross and willful misconduct during employment, including, but not limited to, wrongful appropriation of Company funds, serious violations of Company policy, breach of fiduciary duty or the conviction of a felony, all Restricted Shares remaining unvested as of the time of the misconduct shall be forfeited. If between the time of the misconduct and such termination the Company’s transfer agent has made a book entry reflecting the issuance without restriction of any Restricted Shares that are to be forfeited pursuant to this Section 3b, Employee shall either pay the Company in cash an amount equal to the Fair Market Value of such Restricted Shares as of the time of the misconduct or cause such Shares to be reconveyed to the Company.

c.	If Employee shall die while employed by the Company or an Affiliate, all unvested Restricted Shares will vest immediately.

d.

If Employee’s termination of employment is due to disability, then all unvested Restricted Shares will vest immediately. Employee shall be deemed to be disabled if the termination of employment occurs because Employee is unable to work due to an impairment which would qualify as a disability under the Company’s long term disability program.

4.	Forfeiture.

a.

If Employee attempts to pledge, encumber, assign, transfer or otherwise dispose of any of the Restricted Shares, or the Restricted Shares become subject to attachment or similar involuntary process in violation of this Agreement, any Restricted Shares that have not previously vested shall be forfeited by Employee to the Company.

b.

If the employment of Employee terminates under one or more of the circumstances described in Section 3, or if any of the events described in Section 4a occurs and forfeiture results as provided in such sections, the forfeiture shall have the following effects:

i.	Upon forfeiture, Employee shall have no right, title or interest whatsoever in the Restricted Shares that have been forfeited.

ii.

If the Company does not have custody of all certificates representing the Restricted Shares so forfeited, Employee shall immediately return the certificates representing such Restricted Shares to the Company.

iii.

To the extent not already provided as set forth in Section 1b, Employee shall provide Company with an assignment applicable to certificates representing the Restricted Shares, and the Company will cancel the certificates representing the Restricted Shares so forfeited.

5.	No Rights To Employment.

This Agreement shall not create an employment relationship between Employee and the Company and shall not confer on Employee any right with respect to continuance of employment by the Company or any of its affiliates or subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment at any time.

6.	Tax Consequences and Withholding.

a.	Employee acknowledges and agrees that:

i.	Employee and not the Company shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

i.	Employee will not make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended from time to time, with respect to the Award.

ii.

Employee will pay, or make arrangements reasonably satisfactory to the Company to pay, any taxes that the Company is required by law to withhold with respect to the Award. The payment will be due on the date upon which the Company is obligated to withhold such taxes. If Employee does not make such tax payment when due, the Company shall have the right to do one or more of the following in order to have sufficient funds to satisfy the amount required to be withheld:

(a)

retain, or sell within ten (10) days of written notice to Employee or such longer period as may be required by applicable law, a number of the Shares sufficient to cover all or part of the amount required to be withheld; or

(b)	deduct, to the extent permitted by law, from any payment of any kind otherwise due Employee from the Company all or a part of the amount required to be withheld; or

(c)	to pursue any other remedy at law or in equity.

iii.	On or before the date upon which any tax attributable to the Award is required to be withheld, Employee may satisfy his/her tax obligation, in whole or in part, by electing to:

(a)	have the Company withhold the number of Shares otherwise to be delivered to Employee upon vesting with a then current Fair Market Value equal to the amount of such tax obligation; or

(b)	surrender to the Company shares of Graco common stock currently owned by Employee with a then current Fair Market Value equal to the amount required to satisfy such tax obligation.

7.	Adjustments

Unless the Committee otherwise determines, any securities or other property (except regular quarterly cash dividends) received by Employee as a result of an adjustment described in Section 4(c) of the Plan or otherwise as a result of a Restricted Share prior to the date upon which the Restricted Share vests shall be promptly deposited with the Secretary of the Company or his/her designee to be held in custody in accordance with Section 1b as though such security and other property were part of such Restricted Share.

8.	Notices.

Any notice that either party or the Committee may be required or permitted to give to the others with respect to the Plan or this Agreement shall be in writing and may be delivered personally or by mail, postage prepaid, to the addresses set forth below or such other address as the person to whom the notice is directed shall have designated in writing to the others.

(a)	To the Company:

By Mail	Personal or Courier

Graco Inc.	Graco Inc.
P.O. Box 1441	88 11th Avenue N.E.
Minneapolis, MN 55440-1441	Minneapolis, MN 55413
Attn: Chief Administrative Officer	Attn: Chief Administrative Officer

(b)	To the Committee:

By Mail	Personal or Courier

Mgt Org & Comp Committee	Mgt Org & Comp Committee
c/o Chief Administrative Officer	c/o Chief Administrative Officer
Graco Inc.	Graco Inc.
P.O. Box 1441	88 11th Avenue N.E.
Minneapolis, MN 55440-144l	Minneapolis, MN 55413

(c)	To Employee:

By Mail	Personal or Courier

Mr/Ms «Name»	Mr/Ms «Name»
Graco Inc.	Graco Inc.
P.O. Box 1441	88 11th Avenue N.E.
Minneapolis, MN 55440-144l	Minneapolis, MN 55413

9.	Governing Law.

This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted under such laws without regard to its conflict of laws provisions.

10.	Binding Effect.

This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of Employee.

11.	Miscellaneous.

a.	This Award is issued pursuant to the Plan and is subject to its terms. The terms of the Plan are available for inspection during business hours at the principal offices of the Company.

b.

This Award has been granted to Employee as a purely discretionary benefit and shall not form part of Employee’s salary or entitle Employee to receive similar Awards in the future. Benefits received under the Plan shall not be used in calculating severance payments, if any.

c.

The authority to interpret this Agreement is vested in the Committee, and the Committee’s conclusions with respect to any questions arising under this Agreement are binding on the Company and the Employee.

d.

Employee hereby consents to the transfer by his/her employer or the Company of information relating to his/her participation in the Plan, including the personal data set forth in this Agreement, between them or to other related parties in the United States or elsewhere, or to any financial institution or other third party engaged by the Company, but solely for the purpose of administering the Plan and this Award. Employee also consents to the storage and processing of such data by such persons for this purpose.

IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be executed and delivered, all as of the day and year first above written.

GRACO INC.	EMPLOYEE

By:_________________________	__________________________
«CEONAME»	«Name»

President and CEO

Appendix A

Change of Control

A.	A “Change of Control” means:
(1)

An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), (a “Person”), of beneficial ownership (within the meaning of Rule of the 1934 Act) which, together with other acquisitions by such Person, results in the aggregate beneficial ownership by such Person of 30% or more of either

(a)	the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or
(b)	the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

provided, however, that the following acquisitions will not result in a Change of Control:

(i)	an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company,
(ii)	an acquisition by the Employee or any group that includes the Employee, or
(iii)	an acquisition by any entity pursuant to a transaction that complies with clauses (a), (b) and (c) of Section (3) below; or
(2)

Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of said Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial membership on the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board; or

(3)

Consummation of a reorganization, merger or consolidation of the Company with or into another entity or a statutory exchange of Outstanding Company Common Stock or Outstanding Company Voting Securities or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”); excluding, however, such a Business Combination pursuant to which

(a)

all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a majority of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable equity interests), as the case may be, of the surviving or acquiring entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction beneficially owns 100% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities (or comparable equity securities) or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions (as compared to the other holders of the Company’s common stock and voting securities prior to the Business Combination) as their respective ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities,

(b)

no Person (excluding (i) any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination or any entity controlled by the Company or the entity resulting from such Business Combination, (ii) any entity beneficially owning 100% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities (or comparable equity securities) or all or substantially all of the Company’s assets either directly or indirectly and (iii) the Employee and any group that includes the Employee) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock (or comparable equity interests) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities (or comparable equity interests) of such entity, and

(c)

immediately after the Business Combination, a majority of the members of the board of directors (or comparable governors) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.